Command Security Corporation
Corporate Office
Lexington Park
P.O. Box 340
Lagrangeville, NY 12540
Tel. 914-454-3703
Fax 914-454-0075

                             FOR IMMEDIATE RELEASE

                     COMMAND SECURITY CORPORATION ANNOUNCES
                             THIRD QUARTER RESULTS

               * REVENUES, GROSS PROFIT, AND NET INCOME INCREASE

Lagrangeville, New York *** February 10, 1997 *** Command Security Corporation (NASDAQ:CMMD) today reported results for the third quarter ended December 31, 1996. Revenues for the quarter increased to $12,904,267 from $12,857,564. For the nine months ended December 31, 1996, revenues decreased to $37,626,131 from $41,988,568 reported for the same period last year. Gross profit for the quarter ended December, 1996 increased by $303,061 to $2,254,379 or 17.5% of revenue, compared to $1,951,318 or 15.2% of revenue for the same period last year. For the nine months, gross profit increased $536,425 to $6,571,398 or 17.5% of revenue compared to $6,034,973 or 14.4% of revenue for the same period last year.

                                    Condensed Statements of Operation (Unaudited)

                                  Three Months Ended            Nine Months Ended
                              December 31,   December 31,   December 31,   December 31,
                                  1996           1995           1996           1995
Revenue                       $12,904,267    $12,857,564    $37,626,131    $41,988,658
                              ===========    ===========    ===========    ===========

New Income/(Loss)                 669,691        662,412        650,195        (46,917)

Preferred Stock Dividends         (32,291)       (29,901)       (96,873)      (101,172)
Net Income/(Loss) Applicable
   to Common Shareholders     $   637,400    $   632,511    $   553,322    $  (148,089)
                              ===========    ===========    ===========    ===========
Net Income/(Loss) per Share   $      0.09    $      0.10    $      0.08    $     (0.02)
                              ===========    ===========    ===========    ===========

Net income for the three months ended December 31, 1996 increased to $637,400 from the $632,511 reported for the same period last year. For the nine months, net income increased to $553,322 from a loss of ($148,089) reported in the same period last year. Earnings per share for the three months ending December 31, 1996 were $.09 per share compared to $.10 per share in the prior period due to a larger number of shares outstanding. For the nine months, earnings per share were $.08 compared to a loss of ($.02) per share in the same period last year. Following the end of the quarter, Command will be receiving 390,774 or approximately 5% of the outstanding shares of common stock back, which were securing notes, and will be retiring these shares.

Commenting on the results of the quarter, William C. Vassell, Chairman of the Board, said, "We are extremely pleased with the results achieved during the quarter. Despite the pruning of unprofitable accounts we were able to report an increase in revenues for the quarter." Mr.

Vassell added, "As a consolidator in the industry where acquisitions consist of mostly intangible assets written off over a relatively short period, we feel that an important measure of our financial results is earnings before depreciation and amortization increased by 14% to $1,173,361 from $1,028,228 in the same period in the prior year. For the nine months earnings before depreciation and amortization increased by 108% to $2,149,999 from the $1,033,919 recorded in the prior year.

Command Security Corporation provides security services through Company owned offices in New York, New Jersey, California, Illinois and Connecticut and provides back-office service agreements to independent security companies nationwide.

Contact:

William C. Vassell, Chairman of the Board                         914-454-3703
H. Richard Dickinson, Chief Financial Officer                     212-689-6565
Donald Radcliffe, Radcliffe & Associates, Inc.                    212-605-0174